Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Wag! Group Co.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2022 Omnibus Incentive Plan	457(c) and 457(h)	6,060,703(2)	$2.01(3)	$12,182,013.03	$147.60 per $1,000,000	$1,798.07
Total Offering Amounts					$12,182,013.03		$1,798.07
Total Fee Offsets(4)							—
Net Fee Due							$1,798.07
(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Registrant’s 2022 Omnibus Incentive Plan (“2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents the additional shares of Common Stock available for issuance under the 2022 Plan resulting from an annual increase as of January 1, 2023 and January 1, 2024.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2022 Plan are based on the average of the high and the low prices of Common Stock as reported on the Nasdaq Global Market on March 13, 2024.
(4)The Registrant does not have any fee offsets.